ARTICLES OF AMENDMENT

ADVANTAGE FUNDS, INC., a Maryland corporation having its principal office in the State of Maryland in Baltimore City, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: The charter of the Corporation is hereby amended by redesignating Dreyfus Small Company Value Fund as Dreyfus Opportunistic Small Cap Fund and the issued and unissued shares of Dreyfus Small Company Value Fund as shares of Dreyfus Opportunistic Small Cap Fund.

SECOND: The foregoing amendment to the charter of the Corporation was approved by a majority of the entire Board of Directors; the foregoing amendment is limited to changes expressly permitted by Section 2-605 of Subtitle 6 of Title II of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

IN WITNESS WHEREOF, Advantage Funds, Inc. has caused this instrument to be signed in its name and on its behalf by its Vice President who acknowledges these Articles of Amendment to be the corporate act of the Corporation and states that to the best of his knowledge, information and belief the matters and facts set forth in these Articles with respect to the authorization and approval of the amendment of the Corporation's charter are true in all material respects, and that this statement is made under the penalties of perjury.

ADVANTAGE FUNDS, INC.

By: ______________________
Jeff Prusnofsky
Vice President

WITNESS:

____
John B. Hammalian
Assistant Secretary

FEB 0 9 2010

CUST ID:0002384728
WORK ORDER:0001827766
DATE:02-09-2010 01:17 PM
AMT. PAID:$192.00

NY 72513399v1

STATE OF MARYLAND

I hereby certify that this is a true and complete copy of the page document on file in this office. DATED: 2-9-10

STATE DEPARTMENT OF ASSESSMENTS AND TAXATION

BY: ______________________

This stamp replaces our previous certification system. Effective: